Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY RESULTS

Houston, Texas, November 9, 2020 – Whiting USA Trust II (the “Trust”) (OTC Symbol – WHZT) announced today that it determined there will be no distribution made to unitholders of record on November 19, 2020. This is due to the net profits interest generating a net profit of $0.7 million during the third quarterly payment period, which was not sufficient to fully recover the net profits interest deficit of $0.9 million accumulated during the second quarterly payment period of 2020.

Sales volumes, net profits and selected performance metrics for the quarterly payment period (mainly affected by July 2020 through September 2020 oil prices and June 2020 through August 2020 gas prices) were:

Sales volumes:
Oil (Bbl)(1)	187,631
Natural gas (Mcf)	210,639
Total (BOE)	222,738
Gross proceeds:
Oil sales(1)	$6,580,003
Natural gas sales	339,909
Total gross proceeds(2)	$6,919,912
Costs:
Lease operating expenses	$5,620,331
Production taxes(3)	349,312
Development costs	238,146
Cash settlements on commodity derivatives(4)	-
Reserve for expenditures(5)	-
Total costs	$6,207,789
Net profits	$712,123
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$640,911
Recovery of net profits interest accumulated deficit(6)	(860,648)
Provision for estimated Trust expenses	-
Montana state income taxes withheld	(362)
Cumulative net cash losses(6)	$(220,099)
Trust units outstanding	18,400,000
Cash loss per Trust unit(7)	$(0.011962)
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)(2)	$35.07
Natural gas average realized price (per Mcf)	$1.61
Lease operating expenses (per BOE)	$25.23
Production tax rate (percent of total gross proceeds)(3)	5.0%

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(1)	Oil includes natural gas liquids.
(2)	Total gross proceeds increased $2.8 million (or 70%) during the third quarterly payment period of 2020 as compared to the second quarterly payment period of 2020. The increase in total gross proceeds was mainly due to the higher realized oil and gas prices which increased 70% and 75%, respectively, as a result of the increases in NYMEX prices and decreases in the differentials between periods.
(3)	Production taxes and production taxes as a percent of total gross proceeds increased during the third quarterly payment period of 2020 when compared to the second quarterly payment period of 2020 primarily due to certain wells within the Garland Unit being granted a “stripper well” production tax exemption, which reduced the tax rate for production volumes from these wells and resulted in the receipt of tax refunds related to prior periods during the second quarterly payment period of 2020.

(4)	All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets. Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.
(5)	As provided in the terms of the Trust’s net profits interest (“NPI”), a reserve for expenditures of $1.6 million was established by Whiting Petroleum Corporation (“Whiting”) during the first quarterly payment period of 2020 in response to an expectation that future gross proceeds from the underlying properties may be insufficient to cover the future operating costs of the underlying properties. In the second quarterly payment period of 2020, the $1.6 million reserve was released and applied by Whiting to qualifying expenses incurred during the period. Accordingly, there is no remaining reserve for expenditures to offset future development, maintenance or operating expenses on the underlying properties and related activities.
(6)	The net profits interest had accumulated net losses of approximately $0.9 million plus accrued interest of $477 as of September 30, 2020. Approximately $0.7 million of the accumulated net losses were recovered by the net profits from the third quarterly payment period of 2020.
(7)	When net losses are generated under the net profits interest, the Trust receives no payment from Whiting; however, neither the Trust nor the Trust unitholders are liable for any such losses. The Trust has $0.2 million in net losses remaining after the third quarterly payment period. All such net losses, plus accrued interest at the prevailing money market rate, will be deducted from gross proceeds in future computation periods for purposes of determining net proceeds (or net losses as the case may be) until the negative net proceeds, including interest, have been recovered in full. The Trust will make no further distributions until that occurs.

The Trust’s NPI, which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States until the NPI terminates.

Status of the Trust

Oil and natural gas prices declined sharply during the first half of 2020. As a result of the decline in commodity prices, the net profits interest generated a net loss during the second quarterly payment period of 2020. While prices began to recover in the third quarterly payment period of 2020, the Trust did not fully recover the net loss generated in the second quarterly payment period of 2020. All accumulated net losses, plus accrued interest, must be repaid to Whiting before any further distributions will be made to Trust unitholders. The Trust is unable to predict future commodity prices or future performance and uncertainties related to demand for oil and natural gas products remain as the COVID-19 pandemic continues to impact the world economy. Lower oil, NGL and natural gas prices could negatively impact future Trust quarterly payment periods, resulting in reduced net proceeds that the Trust is entitled to, which could materially reduce or completely eliminate the amount of cash available for distribution to Trust unitholders.

Previously, no distributions with respect to the first and second quarterly payment periods of 2020 were paid to unitholders of record as of May 20, 2020 and August 20, 2020, respectively.

Trust Termination

During October 2020, the minimum amount of production (11.79 MMBOE) applicable to the NPI was produced from the underlying properties and sold (which amount is the equivalent of 10.61 MMBOE in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the NPI). Consequently, the NPI will terminate on December 31, 2021. The Trust will wind up its affairs and terminate after the NPI termination date or sale of the NPI and, after the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, the effect, impact, potential duration or other implications of the COVID-19 pandemic, or any government response to such pandemic, actions of the Organization of Petroleum Exporting Countries, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production, risks inherent in the operation, production and development of oil and gas, future production and development costs and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended June 30, 2020 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
601 Travis Street, 16th Floor, Houston, TX 77002
http://whzt.q4web.com/